Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

452 FIFTH AVENUE

NEW YORK, NY 10018-2706

September 26, 2023

Quarterly Distribution Report No. 235

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

Enclosed you will find a check representing your share of a distribution by the Trust to the Unit Holders of record at the close of business on September 25, 2023.

This Quarterly Distribution report relates to the payment received by the Trust from EMI Entertainment World Inc. (“EMI”) during the second quarter of 2023 (the “Q2 Distribution Period”), in respect of the contingent portion payment attributable to royalty income generated by the Trust’s copyright catalogue in the Q2 Distribution Period (the “Contingent Portion Payment”).

The Trust received $467,307 ($1.6827 per Trust Unit) for the Contingent Portion Payment attributable to the Q2 Distribution Period, as compared to $451,247 ($1.6249 per Trust Unit) for the payment attributable to the second quarter of 2022.

After receiving the Contingent Portion Payment, the Trust paid $71,498 to third parties in connection with invoices rendered to the Trust, leaving a balance of $395,809 ($1.4253 per Trust Unit). Such balance is being distributed to the Unit Holders of record as of the close of business on September 25, 2023.

During the twelve month period ended September 30, 2023, the Trust’s aggregate distributions will amount to $867,813 ($3.1248 per Trust Unit), as compared to $845,968 ($3.0462 per Trust Unit) during the twelve month period ended September 30, 2022.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

        MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended September 30, 2023 and September 30, 2022 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended September 30, 2023		Per Unit*

Gross royalty income collected by EMI for the period	$1,313,969

Less: Related royalty expense	385,575
Amount deducted by EMI	459,244
Adjustment for copyright renewals, etc.	1,843
Foreign Tax Credits Received	—

	846,662

Balance as reported by EMI	$467,307

Payments received by Trust	$467,307		$1.6827

Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses	71,498		.2574

Balance available for distribution	$395,809		$1.4253

Distribution per Unit*		$1.4253

*	Based on the 277,712 Trust Units outstanding.

Three Months Ended September 30, 2022		Per Unit*	Twelve Months Ended September 30, 2023		Per Unit	Twelve Months Ended September 30, 2022		Per Unit

$1,113,654			$3,621,671			$3,387,708

299,690			1,294,716			1,208,837
361,563			1,117,714			1,037,887
1,154			5,265			5,192
—			—			—

662,407			2,417,695			2,251,916

$451,247			$1,203,976			$1,135,792

$451,247		$1.6249	$1,203,976		$4.3353	$1,135,792		$4.0898

53,393		.1923	336,163		1.2105	289,824		1.0436

$397,854		$1.4326	$867,813		$3.1248	$845,968		$3.0462

	$1.4326			$3.1248			$3.0462